Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Reports Solid Second Quarter 2009 Results

•                  Second quarter 2009 revenue increases 13% year over year to $38.4 million

•                  Second quarter 2009 EBITDA increases 8% year over year to $4.0 million

•                  Second quarter 2009 earnings per share of $0.11

•                  Positive cash flow of $6.0 million in the second quarter of 2009

Woonsocket, RI, August 6, 2009 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced financial results for the second quarter and six months ended June 30, 2009.

Second Quarter 2009 Results

Net revenues for the second quarter of 2009 were $38.4 million, a 13% increase from $34.0 million in the second quarter of 2008.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  The increase in revenue was also driven by strength in several key categories, including safety and convenience, infant bedding, and nursery.

Gross profit for the second quarter of 2009 was $13.6 million, an 11% increase compared to $12.3 million in the second quarter of 2008.  Gross margin for the second quarter of 2009 was 35.5%, a decrease from 36.2% in the second quarter of 2008, but an increase from the 33.5% reported in the first quarter of 2009.  Gross margins were negatively impacted year over year by a change in product mix, as sales were greater in relatively lower margin product categories, and an increase in the sales of closeout inventory.  Gross margin improved sequentially due to lower commodity prices, lower input costs related to re-engineered products and the implementation of alternative sourcing initiatives.

Selling, general and administrative (“SG&A”) expenses, excluding depreciation, amortization, and non-cash stock option expense, were $9.6 million for the second quarter of 2009 compared to $8.6 million, excluding deal-related fees, for the second quarter of 2008.  SG&A as a percentage of net revenues was 25.1% in the second quarter of 2009, a decrease compared to 25.4% in the second quarter of 2008 and the 26.7% reported in the first quarter of 2009.  SG&A expenses increased year over year due to higher variable costs combined with increased promotional programs with retailers.  The improvement as a percent of sales is due to the leveraging of fixed costs over a larger sales base.

EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense) was $4.0 million for the second quarter of 2009, an 8% increase compared to $3.7 million, excluding deal-related fees, for the second quarter of 2008.  EBITDA margin for the second quarter of 2009 was 10.4% compared to 10.9% for the second quarter of 2008.

Net income for the second quarter of 2009 was $1.6 million, or $0.11 per share, compared to $1.3 million, or $0.09 per share, for the second quarter of 2008.  Excluding deal-related fees, net income for the second quarter of 2008 was $1.5 million, or $0.10 per share.

As of June 30, 2009, the Company had approximately $2.5 million of cash and $37.8 million of debt on the balance sheet.  During the second quarter of 2009, the Company generated $6.0 million of cash, which was used to pay down debt and increase cash on hand.  On a pro forma basis, the ratio of net debt to EBITDA was 2.8 times as of June 30, 2009.  The majority of the debt matures in June 2011.  The Company is in compliance with all debt covenants and continues to be able to access its credit lines.

“We are very pleased with our strong financial performance in the second quarter,” commented Jason Macari, Chairman and Chief Executive Officer of Summer Infant.  “We generated sales of approximately $38.4 million and EBITDA of $4.0 million in the second quarter, representing solid increases both on a sequential and year-over-year basis.  While we are encouraged by the more stable retail ordering rates over the past several months, we continue to operate in a challenging environment and believe these results demonstrate our solid execution and competitive strengths.  As expected, our gross margin improved from the first quarter due to our recent efforts to refine our product mix, the implementation of alternative sourcing strategies, as well as the benefit of lower commodity costs.  We are also very pleased with the $6.0 million positive cash flow reported this quarter, which reflects better profitability, improved management of working capital, and more favorable vendor negotiations.  This positive cash flow enabled us to pay down $4.4 million of debt in the quarter in addition to increasing cash by $1.6 million.”

“We continue to implement initiatives that position Summer Infant for growth in order to strengthen our size and presence in the juvenile space,” continued Mr. Macari.  “We are very excited about the recent appointment of Jeff Hale as Chief Operating Officer.  We believe his operational experience in the juvenile industry will be instrumental as we work to build our business, streamline our operations, and improve profitability.  In addition, we recently completed the acquisition of Butterfly Living, an innovative manufacturer of cribs.  Infant cribs, which is a highly attractive segment of the juvenile market, represents an entirely new category for Summer Infant and will be a valuable addition to our product portfolio.”

“Looking ahead, we are very encouraged by ordering rates and POS trends so far in the third quarter despite the tough operating environment,” continued Mr. Macari.  “We believe that our current strong performance will continue for the balance of 2009.  While it is still a little early to forecast revenues for next year, early indications from retailers suggest very solid demand for 2010.”

Six Months Ended June 30, 2009 Results

For the six months ended June 30, 2009, net revenues were $73.2 million, an increase of 17% compared to $62.4 million for the first six months of 2008.  EBITDA (as defined herein above) for the six months ended June 30, 2009 was $6.3 million, or 8.7% of net revenues, equal to the $6.3 million, or 10.1% of net revenues, excluding deal-related fees, during the first six months of 2008.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Thursday, August 6, 2009 at 4:30 p.m. Eastern Time, to discuss financial results for its second quarter and six months ended June 30, 2009.  This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (913) 312-1477 (confirmation code: 2847368).  In addition, a telephone replay will be available by dialing (719) 457-0820 (confirmation code: 2847368) through August 20, 2009, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, deal-related fees and non-cash stock option expense.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA.  The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

ICR

devlin.lander@icrinc.com

(415) 292-6855

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

 (amounts in thousands of US dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net revenues	$38,361	$33,982	$73,210	$62,407
Cost of goods sold	24,744	21,665	47,936	40,154
Gross profit	13,617	12,317	25,274	22,253
Selling, general, and administrative expenses	9,633	8,615	18,927	15,942
Depreciation and amortization	1,028	654	2,029	1,125
Deal-related fees	0	214	0	214
Non-cash stock option expense	134	90	499	180
Income before interest	$2,822	$2,744	$3,819	$4,792
Interest expense	475	585	896	967
Income before taxes	$2,347	$2,159	$2,923	$3,825
Provision for income taxes	704	833	877	1,495
Net income	$1,643	$1,326	$2,046	$2,330

Earnings per share	$0.11	$0.09	$0.13	$0.16

Earnings per share, excluding deal-related fees	$0.11	$0.10	$0.13	$0.17

Shares used in fully diluted EPS	15,393	15,056	15,393	14,482

EBITDA Reconciliation:
Income before interest	$2,822	$2,744	$3,819	$4,792
Plus: depreciation and amortization	1,028	654	2,029	1,125
Plus: deal-related fees	0	214	0	214
Plus: non-cash stock option expense	134	90	499	180
EBITDA	$3,984	$3,702	$6,347	$6,311

Note: Financial results for the six months ended June 30, 2008 do not include the full six month impact of the acquisitions of Basic Comfort, which closed on March 31, 2008, and Kiddopotamus, which closed on April 18, 2008.  If the acquisitions had occured on January 1, 2008, the results for the first six months of 2008 would have included approximately $5.9 million and $1.0 million of additional revenue and EBITDA, respectively, from the acquisitions of Basic Comfort and Kiddopotamus.

Summer Infant, Inc.

Consolidated Balance Sheet

(amounts in thousands of US dollars)

	Unaudited June 30, 2009	December 31, 2008

Cash and cash equivalents	$2,457	$988
Trade receivables	31,502	29,358
Inventory	26,909	30,882
Property and equipment, net	11,224	11,212
Goodwill and other intangibles	55,466	55,582
Other assets	2,138	2,513
Total assets	$129,696	$130,535

Current portion of long-term debt	$2,300	$1,654
Accounts payable, accrued expenses and other liabilities	26,542	24,393
Long term debt, less current portion	35,530	42,277
Total liabilities	64,372	68,324

Total stockholders’ equity	65,324	62,211
Total liabilities and stockholders’ equity	$129,696	$130,535